                                                                    EXHIBIT 10.1

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT HAS BEEN DELETED, AS MARKED BY BRACKETS, AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.



                                  LICENSE AGREEMENT

    License Agreement dated as of July 1, 1992, between ARCH DEVELOPMENT CORPORATION, an Illinois not-for-profit corporation ("ARCH"), and VECTOR PHARMACEUTICALS, INC., a California corporation ("Licensee").


                                PRELIMINARY STATEMENT

    ARCH holds rights to the Licensed Patent Rights described below.

    Licensee wishes to obtain the right to exploit the Licensed Patent Rights in commercial settings.

    Therefore, in consideration of the mutual obligations set forth herein and of other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, ARCH and Licensee agree as follows.

                                      ARTICLE I
                                     DEFINITIONS

    The following capitalized terms are used in this Agreement with the following meanings:

    "AFFILIATE" means, as to any person or entity, any other person or entity which is directly or indirectly controlled by, or is under common control with, such person or entity. For purposes of the preceding definition, "control" means the right to control, or actual control of, the management of such other entity, whether by ownership of voting securities, by agreement, or otherwise.

    "COMBINATION PRODUCT" means any product that is comprised in part of a Licensed Product and in part of one or more other biologically active diagnostic, preventive or therapeutic agents which are not themselves Licensed Products (the "Other Agents"). "Other Agents" excludes diluents and vehicles of Licensed Products.

    "COMMERCIAL SALE" means any transfer to another person or entity, for value, after which transfer the seller has no right or power to determine the transferee's resale price, if any. A transfer by Licensee to an Affiliate or sublicensee shall not constitute a Commercial Sale. "Commercial Sale" does not include distribution of free promotional samples of any Licensed Product or Combination Product by Licensee or any of its Affiliates or sublicensees in amounts determined to be commercially reasonable by Vector.

    "IMPROVEMENTS" means all modifications, revisions or improvements to the Inventions within the Scope hereafter owned by or subject to the rights of ARCH which improve the performance, marketability, manufacture or quality of the Inventions or any Licensed Product, but only to the extent such modifications, revisions or improvements are not subject to the rights of any third party funding source.

    "INVENTIONS" means the devices, machines, methods, processes, manufactures, compositions of matter and uses (in each case whether patentable or unpatentable) disclosed in or by the patents and patent applications listed on Schedule I attached hereto.

    "LATER DEVELOPMENTS" means all discoveries, inventions, or other proprietary matters within the Scope (other than Improvements) now or hereafter owned by or subject to the rights of ARCH, but only to the extent such discoveries, inventions or other proprietary matters are not subject to the rights of any third party funding source.

    "LICENSED FIELD" means the prediction, monitoring, diagnosis, prevention and treatment of disease in humans, animals and plants.

    "LICENSED PATENT RIGHTS" means (a) the patents and patent applications in which are disclosed any and all Inventions, and (b) all patents and patent applications which are divisions, continuations, continuations-in-part, reissues, renewals, reexaminations, foreign counterparts, substitutions, or extensions of or to any patent applications or patents described in clause (a) of this sentence.

    "LICENSED PRODUCT" means any product within the scope of any claim of any patent or patent application within the Licensed Patent Rights and any product made by any art, method or process within the scope of any claim of any patent or patent application within the Licensed Patent Rights.

    "NET SALES" means:

         (a) with respect to Licensed Products, the gross sales price actually charged by Licensee or an Affiliate or sublicensee of Licensee in the Commercial Sale of such Licensed Product, less:

              (i) trade, prompt payment, quantity or cash discounts, rebates, and non-affiliated brokers' or agents' commissions, each as actually and customarily allowed and taken;

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                       CONFIDENTIAL TREATMENT REQUESTED



              (ii) amounts actually repaid or credited to customers on account of rejections or returns of specified products on which Royalties have been paid hereunder or on account of retroactive price reductions affecting such products;

              (iii) customary freight and other transportation costs, including insurance charges, and duties, tariffs, sales, use and excise taxes and other governmental charges based directly on sales, turnover or delivery of the specified products and actually paid or allowed by Licensee, an Affiliate of Licensee or a sublicensee; and

              (iv) commercially reasonable allowances for bad debts incurred with respect to the initial Licensed Product during the first full year of Commercial Sales of such Licensed Product, PROVIDED that such bad debt reserve shall be deemed extinguished within 180 days of the end of such first full year, and any amount of such reserve not actually debited in accordance with commercially reasonable practices during that period shall be deemed to be receipts of Net Sales for all purposes of this Agreement; and

         (b) with respect to Combination Products, the gross sales price actually charged by Licensee or an Affiliate or sublicensee of Licensee in the Commercial Sale of such Combination Product, less the deductions set forth in subsections (a)(i) - (iv) above, multiplied by a fraction having
    (i) a numerator of [             ] and (ii) a denominator of the [        ]

    The "fair market value" for any Licensed Product or Other Agent shall be determined for [

         ] When no fair market value is available, the fraction set forth
    above shall be changed to a fraction having (x) a numerator of [         ]
    and (y) a denominator

    of [

              ] PROVIDED that in no event shall the fraction be less than [
                        ] if only one Other Agent is included with a Licensed Product(s) in such

                       CONFIDENTIAL TREATMENT REQUESTED


    Combination Product, (B) [     ], if two Other Agents are included with a
    Licensed Product(s) in such Combination Product, and (C) [   ], if three or
    more Other Agents are included with a Licensed Product(s) in such
    Combination Product.  "Cost" as used above means [                      ]

    "PATENT COSTS" means a person's out-of-pocket expenses incurred in connection with the preparation, filing, prosecution and maintenance of the patents under the Licensed Patent Rights, including, among other items, the fees and expenses of attorneys and patent agents, filing fees and maintenance fees, but excluding costs involved in any patent infringement claims.

    "ROYALTIES" means all amounts payable under clauses (b) and
(c) of Section 3.1 of this Agreement.

    "SCOPE" means and shall be limited to (i) [          ] adapted for use in
[    ] that are subject to an obligation of assignment to the University and in which ARCH has obtained property rights, and which have been developed (a)
by [                                ] in the course of a collaborative
research effort with one or more scientists from entities other than the
University, or (b) by [    ]in the course of a research effort conducted
principally in the laboratory [    ] and not in the course of a collaborative
effort with one or more senior scientists at the University, and (ii) the
[          ] described in [  ]of Schedule I attached hereto.  "Scope" does
not include [               ]

    "SUBLICENSE" means any grant by Licensee of any rights to a sublicensee under the terms of Section 2.1 of this Agreement.

    "TECHNICAL INFORMATION" means the technical information, know-how, processes, reagents, protocols, and samples of assay components, media and/or cell lines and procedures and formulations for producing same, if any, in
ARCH's or [    ] possession, claimed or described in the Licensed Patent
Rights, and which contribute in whole or in part to the practice of the Inventions.

    "TERRITORY" means worldwide.

    "UNIVERSITY" means the University of Chicago.

                       CONFIDENTIAL TREATMENT REQUESTED


                                      ARTICLE II

                                   GRANT OF LICENSE

    2.1. GRANT.  ARCH hereby grants and agrees to grant to Licensee and its
Affiliates:

    (a)  an exclusive (except as otherwise specified in Sections
2.2 and 2.3) license to practice the Inventions and make, have made, use and sell Licensed Products (whether singly or as part of a Combination Product, and including the provision of services in connection therewith) under the Licensed Patent Rights within the Licensed Field and within the Territory; and

    (b) the exclusive right and authority to grant Sublicenses of the rights granted in clause (a) above, subject to the provisions of this Agreement.

    2.2. RESERVATIONS. ARCH reserves for itself and the University the irrevocable, non-transferable right to make and use (but not sell) Licensed Products and to use the Licensed Patent Rights, all for educational and research purposes only. In addition, the Inventions may have been conceived with the use of United States government funds. Therefore, there is reserved from the rights granted hereunder the right of the United States government to practice the Inventions for its own purposes in such manner as it sees fit. Licensee further acknowledges that third parties may have ownership interests in Improvements or Later Developments which may preclude the grant of an exclusive license to Licensee in such Improvements or Later Developments. Neither ARCH nor the University shall have any obligation to pay Licensee a royalty or any other fee for the rights reserved in this Section.

    2.3. OTHER RIGHTS.  Licensee acknowledges and understands that pursuant to that certain Research Agreement by and between the University and
[           ] dated [        ] as amended, the patents and patent
applications identified as [    ] have been issued and filed [               ]
 ARCH agrees that it will use its good faith efforts to cause the University to obtain, and thereafter assign to ARCH, the patents and patent applications described above pursuant to the proposed Assignment Agreement between the
University [    ] attached hereto as Exhibit A under substantially the same
terms as are set forth in the [                ] so as to effectuate fully
the intention of the parties to license to Licensee all of the patents and patent applications set forth on Schedule I attached hereto. ARCH agrees that it will keep Licensee fully informed of the status of its efforts to obtain

                       CONFIDENTIAL TREATMENT REQUESTED


[               ] agreement to the [                   ] as currently exists
or as negotiated by ARCH in good faith.  Vector acknowledges that (i)
notwithstanding ARCH's good faith efforts to enter into the [            ]
with [                ] the agreement which ARCH may eventually enter into
with [   ] may differ substantially from the [          ] and (ii) in the
event the [        ] (or some other assignment instrument) is entered into
between the University and [                  ] the rights granted in Section
2.1 above are subject to all of the terms and conditions of such
[             ] (or alternative assignment instrument).  ARCH shall not have any obligation to pay Licensee a royalty or any other fee for the rights
granted to [  ] pursuant to the [              ] (or alternative assignment
instrument).

    2.4. SUBLICENSES. Licensee may enter into Sublicenses for the Licensed Patent Rights as Licensee shall determine in its reasonable discretion, PROVIDED that (i) Licensee shall give ARCH written notice of the execution of any Sublicense immediately upon such an event, (ii) Licensee shall promptly provide ARCH with a copy of each such Sublicense and any amendments and modifications thereto, (iii) Licensee may not assign any of its obligations hereunder to any sublicensee, (iv) each Sublicense shall provide that ARCH shall not be responsible for the performance by Licensee of any of Licensee's obligations under such Sublicense, and (v) the terms of any such Sublicense shall be consistent with the terms of this Agreement. Upon the termination of this Agreement for any reason prior to the expiration of the last-to-expire patent under the Licensed Patent Rights, Licensee's rights (but not obligations) under each Sublicense shall automatically be deemed transferred to ARCH without the necessity of any notice or other communication from ARCH to the sublicensee, and each Sublicense shall continue thereafter in full force and effect in accordance with its terms. Licensee agrees to provide for such an event in each Sublicense in a manner reasonably acceptable to ARCH.

    2.5. IMPROVEMENTS. (a) ARCH hereby grants to Licensee an option, [    ]
to include any Improvements within the licenses granted pursuant to Section
2.1 on the terms otherwise set forth in this Agreement.  Licensee shall have
the right, [    ] to request from [                     ] either
telephonically or in writing, information regarding the existence or nature of any Improvements PROVIDED Licensee acknowledges and agrees that any failure of [ ] to provide such information will not constitute a breach of this Agreement by ARCH. ARCH agrees to notify Licensee in writing of any
Improvement [         ]of ARCH acquiring title to such Improvement, which
notice shall describe the Improvement in general terms and shall be accompanied by a confidentiality agreement in reasonable form to be executed by Licensee. Upon the execution of such

                       CONFIDENTIAL TREATMENT REQUESTED


confidentiality agreement ARCH shall provide Licensee with sufficient details regarding the subject Improvement to allow Licensee to evaluate its commercial potential.

    (b)  Licensee shall have an exclusive period of [    ] after receipt of
detailed information concerning an Improvement in which to notify ARCH in writing of its desire to exercise its option with respect to such Improvement. If Licensee fails to deliver such notice within the applicable time, or notifies ARCH that it does not wish to exercise such option, Licensee shall have no further rights with respect to such Improvement of any kind or nature whatsoever.

    (c) If Licensee exercises its option with respect to an Improvement, the Improvement shall thereafter be deemed an "Invention" for all purposes of this Agreement, and ARCH's and Licensee's rights and obligations with respect thereto shall be as set forth in this Agreement. Licensee agrees that it shall pay, or at ARCH's option reimburse ARCH for, the Patent Costs incurred with respect to the Licensed Patent Rights arising as a consequence of any such Invention (including any Patent Costs for which ARCH is obligated to reimburse any governmental agency), whether incurred before or after the date on which Licensee exercises its option therefor.

    2.6. TECHNICAL INFORMATION. ARCH agrees to provide Licensee with Technical Information which comes within ARCH's possession from time to time during the term of this Agreement. Licensee shall be entitled to use (and shall be entitled to allow its Affiliates and sublicensees to use) such Technical Information internally in support of development, discovery, manufacturing and marketing efforts for sales of Licensed Products, PROVIDED that any such use by Licensee or its Affiliates or sublicensees shall be subject to the restrictions set forth in Section 5.4 below. ARCH further agrees to use its good faith
efforts to cause [                  ] to promptly deliver the reagents contained
in the Technical Information and the patent applications contained within the Licensed Patent Rights in his possession to Licensee, at Licensee's expense.

    2.7. OWNERSHIP OF DISCOVERIES. Each party acknowledges and agrees that any and all discoveries, know-how, inventions, methods, ideas and the like ("Discoveries") made or discovered solely by its employees, consultants or agents acting within the scope of their respective engagements shall be owned solely by it and that any and all Discoveries made jointly by employees, consultants or agents of each shall be jointly owned, all as determined in accordance with U.S. laws of inventorship. Nothing in the foregoing sentence shall, however, be deemed to constitute the grant of any rights by one party to the other in and to any Discoveries, or any other discoveries or inventions owned by such party, which are not subject to this Agreement.

                       CONFIDENTIAL TREATMENT REQUESTED



                                     ARTICLE III

                                       PAYMENTS

    3.1. ROYALTIES. For the licenses granted in Section 2.1 of this Agreement, Licensee shall pay ARCH the amounts determined pursuant to subsections (a), (b) and (c) below.

    (a) Licensee shall provide ARCH written notice within fifteen (15) days of achievement of each of the milestone events set forth below in respect of any Licensed Products and Combination Products developed by Licensee, its
Affiliates or sublicensees, [                                            ]
events. Within thirty (30) days after delivering each such notice, Licensee shall make the milestone payments to ARCH set forth below:

    (i)  Licensee, any of its Affiliates or any of its
    sublicensees [         ] for any such Licensed Product or Combination
    Product: [           ]

    (ii) [         ] with respect to any such Licensed Product or Combination
    Product: [        ] and


    (iii)Licensee, any of its Affiliates or any of its sublicensees [    ] any
    such Licensed Product or Combination Product: [                    ]
    up to an aggregate maximum amount of Two Million, Six Hundred Thousand Dollars ($2,600,000). Such milestone payments shall be credited against any and all Royalties due to ARCH hereunder in amounts not
    to exceed [             ] of the Royalties due in any calendar quarter,
    if any, until Licensee shall have received credit for all such milestone payments actually made. If no U.S. patent issues to ARCH, or an issued patent is invalidated, which patent or patent application contains significant protection for the Inventions incorporated in a Licensed Product for which milestone payments have been made, such milestone payments shall instead be credited against any and all Royalties due to
    ARCH hereunder in amounts not to exceed [               ] of the Royalties
    due in any calendar quarter.

    (b) A running royalty equal to [                ] of Net Sales of Licensed
Products and Combination Products sold by Licensee or any of its Affiliates; and

    (c) A running royalty determined with respect to each Sublicense entered into by Licensee or any of its Affiliates as follows:

                       CONFIDENTIAL TREATMENT REQUESTED


         (i) Where either (a) prior to execution of a Sublicense, Licensee or an Affiliate of Licensee has failed to [


                          ] or (b) Licensee has failed to provide evidence reasonably satisfactory to ARCH that [




                                                                          ] then

         all Licensee shall pay to ARCH fifty percent (50%) of all amounts actually paid to Licensee or an Affiliate of Licensee by a sublicensee with respect to the Licensed Patent Rights so sublicensed (regardless of whether such payments are denominated as fees, royalties or otherwise, and whether paid at the time of or subsequent to the grant of such Sublicense), except that Licensee or an Affiliate of Licensee shall have the right to retain amounts received from such sublicensee specifically related to research and development funding activity, equity investments in Licensee or an Affiliate of Licensee by such sublicensee, loans by such sublicensee to Licensee or an Affiliate of Licensee, or other similar financing activities provided by such sublicensee for the benefit of Licensee or an Affiliate of Licensee; or

        (ii) in all other such cases, [   ] of Net Sales of Licensed Products
        and Combination Products sold by the subject sublicensee.

All payments made to ARCH pursuant to this Section 3.1 shall be non-refundable under any and all circumstances.

    3.2. CALCULATION OF ROYALTIES. (a) Royalties shall be calculated on a calendar quarter basis. Payment of Royalties with respect to each calendar quarter shall be due within sixty (60) days after the end of each quarter, beginning with the calendar quarter in which the first commercial sale of Licensed Products occurs.

    (b) At the same time that it makes payment of Royalties due with respect to a calendar quarter, Licensee shall deliver to ARCH a true and complete accounting of Commercial Sales of Licensed Products and receipts from those Commercial Sales by Licensee, its Affiliates and its sublicensees during the quarter,

                       CONFIDENTIAL TREATMENT REQUESTED


with separate accountings of (i) sales and receipts by country and by Licensed Product and Combination Product, and (ii) a calculation of the Royalty due ARCH for such calendar quarter showing the basis on which the Royalty for a particular Licensed Product or Combination Product was determined. If no Commercial Sales of Licensed Products or Sublicense payments were made in such quarter then Licensee's statement shall be a statement to such effect.

    (c) Licensee hereby covenants and agrees that it shall promptly notify ARCH of the occurrence of the events giving rise to Licensee's obligations to make payments pursuant to 3.1(b) and (c) above.

    3.3. RECORDS. Licensee shall keep, and shall cause its Affiliates and sublicensees to keep, accurate records in sufficient detail to permit the Royalties payable under this Agreement to be determined. During the term of this Agreement and for a period of three (3) years following termination of this Agreement, Licensee shall permit (and shall cause each of its Affiliates and sublicensees to permit), upon written request by ARCH and reasonable notice to Licensee, its books and records regarding the sale of Licensed Products and Combination Products to be examined and copied from time to time (but in no event more than twice in any calendar year), at the request of ARCH during normal business hours by ARCH or any representative of ARCH, and shall require each of its Affiliates and sublicensees to do the same. Such examination shall be made at ARCH's expense, except that if such examination discloses a discrepancy of 5% or more in the amount of Royalties due ARCH, then Licensee shall reimburse ARCH for the reasonable cost of such examination, including any professional fees incurred by ARCH. In connection with any examination or copying of books or records in accordance with the preceding sentence, ARCH or such representative of ARCH shall examine only such information as is required to verify the Licensee's compliance under this Agreement.

    3.4. FOREIGN PAYMENTS. In the event of transactions giving rise to an obligation to make a payment hereunder with respect to which Licensee, any of its Affiliates or any sublicensee receives payment in a currency other than currency which is legal tender in the United States of America, all payments required to be made by Licensee under Section 3.1 hereof shall be converted, prior to payment, into United States dollars at the applicable rate of exchange of Citibank, N.A., in New York, New York, on the last day of the quarter in which such transaction occurred.

    3.5. OVERDUE PAYMENTS.  Payments due to ARCH under this Agreement shall,
if not paid when due, bear simple interest at the lower of [    ] or the
highest rate permitted by law, calculated on the basis of a 360 day year for the number of days actually elapsed, beginning on the due date and ending on the day prior to the day on which payment is made in full. Interest accruing under this Section shall be due to ARCH on demand. The accrual or receipt by ARCH of interest under this Section shall not constitute a waiver by ARCH of any right it may otherwise have to declare a default under this Agreement or to terminate this Agreement.

    3.6. TERMINATION REPORT AND PAYMENT. Within sixty (60) days after the date of termination of this Agreement, Licensee shall make a written report to ARCH which report shall state the number, description, and amount of Licensed Products sold by Licensee, its Affiliates or any sublicensee upon which Royalties are payable hereunder but which were not previously reported to ARCH, a calculation of the Net Sales of such Licensed Products, and a calculation of the Royalty payment due ARCH for such Licensed Products. Concurrent with the making of such report, Licensee shall make the Royalty payment due ARCH for such period.

    3.7. PROGRESS REPORT. Licensee shall provide ARCH with an annual written report (the "Annual Report") delivered on or before February 28 of each year during the term of this Agreement. The Annual Reports shall be in reasonable detail and shall include, with respect to the year just completed, reports concerning (a) the status of Licensed Products targeted for commencement of development efforts, (b) the status of Licensed Products under active development, and (c) the status of developed Licensed Products.

                                      ARTICLE IV

                            NO WARRANTIES; INDEMNIFICATION

    4.1. WARRANTIES. ARCH warrants that it has the right to enter into and perform all of its obligations under this Agreement, and that to ARCH's knowledge there exists no impediment to ARCH's right to enter into this Agreement or perform its obligations hereunder.

    4.2. DISCLAIMER OF WARRANTIES. Except as otherwise specifically set forth in Section 4.1 above, ARCH HEREBY EXPRESSLY DISCLAIMS ANY AND ALL WARRANTIES OF ANY KIND OR NATURE, WHETHER EXPRESS OR IMPLIED, RELATING TO THE INVENTIONS, THE TECHNICAL INFORMATION, THE LICENSED PRODUCTS, THE COMBINATION PRODUCTS OR LICENSED PATENT RIGHTS. ARCH FURTHER HEREBY EXPRESSLY DISCLAIMS ANY EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR THAT THE PRACTICE OF THE LICENSED PATENT RIGHTS, OR THE MAKING, USING OR SELLING OF LICENSED PRODUCTS OR COMBINATION PRODUCTS, WILL NOT INFRINGE ANY PATENT, COPYRIGHT, TRADEMARK, OR OTHER RIGHTS OF THIRD PARTIES. Without limiting the generality of the foregoing, ARCH expressly does not warrant (i) the patentability of any of the Inventions, (ii) the accuracy of the Technical Information, or other information contained in the patents and patent applications listed on
Schedule I attached hereto, or (iii) the accuracy, safety, or usefulness for any purpose, of the Technical Information, Licensed Patent Rights, Inventions, Licensed Products or Combination Products. Nothing contained in this Agreement shall be construed as either a warranty or representation by ARCH as to the validity or scope of any of any Licensed Patent Rights. ARCH assumes no liability in respect of any infringement of any patent or other right of third parties due to the activities of Licensee, any of its Affiliates or any sublicensee under this Agreement.

    4.3. INDEMNIFICATION. (a) None of ARCH, the University, any Affiliate of any of the foregoing, or any trustee, director, officer, employee, agent or representative of any of the foregoing (each an "Indemnified Person") shall have any liability whatsoever to Licensee, any of its Affiliates, any sublicensee or any other person for or on account of (and Licensee agrees and covenants, and agrees to cause each of its Affiliates and sublicensees to agree and covenant, not to sue any Indemnified Person in connection with) any injury, loss, or damage, of any kind or nature, sustained by, or any damage assessed or asserted against, or any other liability incurred by or imposed upon, Licensee, any of its Affiliates or any sublicensee or any other person, arising out of or in connection with or resulting from (i) the production, use or sale of the Licensed Products and Combination Products by Licensee, any of its Affiliates or its sublicensees, (ii) the use of any Technical Information or Invention by Licensee, any of its Affiliates or its sublicensees, or (iii) any advertising or other promotional activities with respect to either of the foregoing. Licensee shall indemnify and hold ARCH harmless against all claims, demands, losses, damages or penalties (including but not limited to reasonable attorney's fees at the pretrial, trial or appellate level) made against any Indemnified Person with respect to items (i), (ii) and (iii) above (excluding claims made by any third party alleging the invalidity or challenging the scope of any patent included in the Licensed Patent Rights), whether or not such claims are groundless or without merit or basis. This Section 4.3(a) shall not apply to claims by any third party brought against any Indemnified Person claiming an ownership interest in the Inventions, Licensed Products, Combination Products, the Licensed Patent Rights or the Technical Information.

    (b) This Agreement is entered into by ARCH independently from the University, and ARCH is acting independently from the University and in its own private capacity and is not acting on behalf of the University, nor as its contractor nor its agent. Correspondingly, it is understood and agreed that the University is not a party to this Agreement and in no manner shall be liable for nor assume any responsibility or obligation for any claim, cost or damages arising out of or resulting from this Agreement, the subject matter licensed, or any action or lack thereof by ARCH, the University, Licensee or any of Licensee's Affiliates or sublicensees with respect thereto.

    (c) Licensee agrees to list ARCH, at Licensee's expense, as an additional insured under each liability insurance policy covering products that Licensee and each of its Affiliates and sublicensees obtains that includes any coverage of claims relating to any of the Inventions, Licensed Patent Rights, Licensed Products or Combination Products. At ARCH's request, Licensee will supply ARCH from time to time with copies of each such policy, and will notify ARCH in writing of any termination of or reduction in coverage under any such policies.

    (d) Licensee's obligations under this Section 4.3 shall survive the expiration or earlier termination of all or any part of this Agreement.


                                      ARTICLE V

                PROSECUTION AND MAINTENANCE OF LICENSED PATENT RIGHTS

    5.1. PROSECUTION AND MAINTENANCE. During the term of this Agreement, and subject to the exceptions and provisions of Section 5.3 below, Licensee shall be solely responsible for prosecuting and maintaining the patents under the Licensed Patent Rights. Except as otherwise specified in this Agreement, Licensee shall pay when due all Patent Costs hereafter incurred with respect to the Licensed Patent Rights. Licensee shall provide ARCH with copies of all official actions and other communications received by Licensee or its patent counsel with respect to patents under the Licensed Patent Rights. Licensee shall further provide ARCH with copies of any and all draft filings with governmental agencies with respect to the Licensed Patent Rights prior to the submission to the recipients, and shall not submit any such filings without the prior approval of ARCH (not unreasonably withheld or delayed). Licensee and ARCH shall mutually agree on the patent counsel to be employed by licensee in connection with the performance of Licensee's obligations under this Article V.

    Section 5.2. COOPERATION. ARCH agrees to cooperate with Licensee in the preparation, filing, prosecution and maintenance of patents under the Licensed Patent Rights, by disclosing such information as may be necessary and by promptly executing such documents as Licensee may reasonably request to effect such efforts. Licensee shall reimburse ARCH for reasonable out-of-pocket costs and expenses incurred by ARCH in connection with its cooperation with Licensee under this Section 5.2. All patents under the Licensed Patent Rights shall be filed, prosecuted and maintained in ARCH's name or as ARCH shall designate.

    5.3. ARCH APPLICATIONS. (a) In the event that ARCH wishes to file a patent application with respect to any of the Inventions in any jurisdiction in which an application has not already been filed, ARCH shall identify the jurisdiction and the Invention in writing to Licensee, and Licensee shall have ninety (90) days after it receives such written notice in which to file such a patent application. If Licensee declines or fails to file such a patent application within the earlier of (i) ninety (90) days after receiving the written notice, or (ii) thirty (30) days prior to the filing deadline with respect to such proposed patent application in such proposed jurisdiction, Licensee shall immediately notify ARCH, and ARCH may, in ARCH's discretion but in ARCH's name, file and prosecute such patent application.

    (b) If Licensee determines to abandon a patent application previously filed with respect to any of the Inventions, it will give ARCH at least ninety
(90) days prior written notice of its intention to abandon such application. ARCH may, by written notice to Licensee, elect to continue the prosecution of the application at ARCH's sole expense and in ARCH's name. If ARCH determines to abandon a patent application previously filed by Licensee with respect to any of the Inventions, it will give Licensee at least ninety (90) days prior written notice of its intention to abandon such application (but in no event shall such period be less than thirty (30) days prior to any filing deadline with respect to such application). Licensee may thereafter elect to continue the prosecution of the application at Licensee's sole expense but in ARCH's name.

    (c) The abandonment of any patent application by Licensee in accordance with the terms of this Agreement shall not in any way affect the obligations of Licensee for the payment of any amounts owing hereunder with respect to Royalties or otherwise, nor shall it affect Licensee's license in and to the Licensed Patent Rights or otherwise cause the termination of this Agreement (unless the abandoned patent application is the last-to-expire of the Licensed Patent Rights).

    5.4. CONFIDENTIALITY. (a) Both Licensee and ARCH agree to treat (and, in the case of Licensee, to cause its Affiliates and sublicensees to treat) as confidential (i) all proprietary information with respect to the Inventions or the Licensed Patent Rights (including the Technical Information) made available by ARCH to Licensee or by Licensee to ARCH, and (ii) the terms and provisions of this Agreement (PROVIDED that ARCH may provide all of the foregoing information to the University). ARCH acknowledges that Licensee may find it beneficial to disclose such information provided by ARCH during the conduct of Licensee's business. Under such circumstances, Licensee may make such information available to third parties (including shareholders of Licensee), PROVIDED that Licensee shall first obtain from the recipients a fully-executed confidentiality agreement which is at least as restrictive as the confidentiality agreement Licensee employs to protect its own most valuable trade secrets.

    (b)  Neither Licensee nor ARCH shall be bound by the provisions of Section
5.4 with respect to information which (i) was previously known to the recipient at the time of disclosure; or (ii) is in the public domain at the time of disclosure; or (iii) becomes a part of the public domain after the time of disclosure, other than through disclosure by the recipient or some other third party who is under an agreement of confidentiality with respect to the subject information; or (iv) is required to be disclosed by law.

    (c) Notwithstanding the provisions of Section 5.4(a), each of ARCH and the University shall be entitled to make and permit to be made disclosures of information included in the Technical Information and the Inventions in scholarly journals and publications, subject to this Section 5(c). ARCH agrees that it shall use its good faith efforts to provide Licensee with a copy of any manuscript proposed to be published at least 60 days prior to the scheduled publication date. Licensee will review the text or any other material provided to determine if patentable subject matter is disclosed in such text and other material, and will notify ARCH within 20 days of the receipt of the proposed manuscript if it reasonably feels that patentable subject matter is disclosed and that corresponding patent applications should be filed by Licensee in accordance with Section 5.1 above. If it is then determined by ARCH, in the exercise of its reasonable judgement, that patent applications should be filed, ARCH will use its good faith efforts to assist Licensee in the filing by Licensee of patent applications with respect to the patentable subject matter pursuant to Section 5.1 prior to the proposed publication date.

    (d) Licensee and ARCH shall each take such actions as the other party may reasonably request from time to time to safeguard the confidentiality of any information subject to the terms of this Section 5.4.

    (e)  The obligations of Licensee and ARCH under this Section
5.4 shall survive the expiration or earlier termination of all or any other part of this Agreement for three (3) years after such event.

    (f) Licensee and ARCH acknowledge that ARCH has previously provided Licensee with information described in Section 5.4(a) above, and that all such information shall be deemed subject to the provisions of this Section 5.(4) as if delivered immediately following the execution of this Agreement.

                                      ARTICLE VI

                                     INFRINGEMENT

    6.1. NOTIFICATION. In the event that either ARCH or Licensee becomes aware of the infringement of any patent under the Licensed Patent Rights within the Licensed Field, each shall promptly inform the other in writing of all details available.

    6.2. LICENSEES RIGHT TO PROSECUTE. (a) In the event of infringement by a third party of any patent under the Licensed Patent Rights within the Licensed Field, Licensee may enforce the Licensed Patent Rights against the infringers by appropriate legal proceedings or otherwise, provided that Licensee shall employ counsel reasonably satisfactory to ARCH and shall inform ARCH of all developments in such proceedings. Licensee shall be responsible for all costs and expenses of any enforcement activities, including legal proceedings, against infringers which licensee initiates. ARCH agrees to cooperate with and join in any enforcement proceedings at the request of Licensee, and at Licensee's expense. ARCH may be represented by ARCH's counsel in any such legal proceedings, at ARCH's own expense (subject to reimbursement under Section 6.2(c)), acting in an advisory but not controlling capacity.

    (b)  The prosecution, settlement, or abandonment of any proceeding under
Section 6.2(a) shall be at Licensee's reasonable discretion, provided that Licensee shall not have any right to surrender any of ARCH's rights to the Licensed Patent Rights or to grant any infringer any rights to the Licensed Patent Rights other than a sublicense subject to the conditions which would apply to the grant of any other sublicense.

    (c) All recoveries by way of royalties, damages and claims with respect to infringement actions instituted, and claims made (including penalties and interest), during the term of this Agreement, excluding any prosecuted by ARCH under Section 6.3, shall belong to Licensee. To the extent that Licensee's recoveries with respect to an infringement action or claim exceed Licensee's reasonable expenses with respect to such action or claim, Licensee shall reimburse ARCH for ARCH's reasonable expenses for separate representation as provided in Section 6.2(a) with respect to such action or claim. The gross amount of any such recoveries by Licensee, less any amounts already reimbursed to ARCH for its expenses as provided in the immediately preceding sentence, shall be considered Net Sales under this Agreement, giving rise to Royalty obligations under Section 3.1(b), without any deductions of any kind.

    6.3. ARCH'S RIGHT TO PROSECUTE - WITHIN LICENSED FIELD. In the event of infringement by a third party of any Licensed Patent Rights within the Licensed Field which ARCH wishes to prosecute, ARCH shall first make a written request that Licensee proceed. In the event that Licensee fails or declines to proceed within ninety (90) days after receipt of a written request by ARCH to do so, then, in ARCH's sole discretion, (i) ARCH may prosecute the infringer in the name of ARCH or Licensee and (ii) the grant of license to Licensee may become non-exclusive. Any actions by ARCH pursuant to this clause shall be ARCH's own expense, and ARCH may collect and retain for ARCH's own use any and all recoveries in any proceeding by ARCH under this Section 6.3. Recoveries collected and retained by ARCH under this Section 6.3 shall not be considered Net Sales or give rise to royalty obligations under Article III. Licensee will cooperate with ARCH and execute any documents necessary for ARCH to exercise ARCH's rights under this clause. To the extent that ARCH's recoveries with respect to an infringement action or claim exceed ARCH's reasonable expenses with respect to such action or claim, ARCH shall reimburse Licensee for Licensee's reasonable costs in connection with cooperating with ARCH in the prosecution of such action or claim.

    6.4 INFRINGEMENT OF RIGHTS OF THIRD PARTIES. If a Licensed Product becomes the subject of a claim for patent infringement anywhere in the world by virtue of the incorporation of the Licensed Patent Rights or the Inventions, the parties shall promptly give notice to the other and meet to consider the claim and the appropriate course of action. Licensee shall have the right to conduct the defense of any such suit brought against Licensee and either or both of ARCH and the University using counsel reasonably acceptable to ARCH, and shall have the sole right and authority to settle any such suit, PROVIDED that (i) ARCH and the University, as applicable, shall have the right (but not the obligation) to participate in such suit at their own cost and expense, and (ii) Licensee shall not have any right to surrender any of ARCH's or the University's rights to the Licensed Patent Rights or to grant to any person or entity any rights to the Licensed Patent Rights other than a sublicense subject to the conditions which would apply to the grant of any other sublicense hereunder. In those circumstances where a third party asserts that its patent dominates the Licensed Patent Rights and Licensee's right to practice such is at issue, Licensee shall have the right to require ARCH's participation in any such suit, upon reasonable prior written notice, but at Licensee's expense.

                                     ARTICLE VII

                                     TERMINATION

    7.1 ARCH RIGHT TO TERMINATE. ARCH shall have the right (without prejudice to any of its other rights conferred on it by this Agreement) to terminate this Agreement if Licensee (or, with respect to subsection (d) below, any of its Affiliates):

    (a) is in default in (i) payments specified in Section 3.1 above, (ii) payments of any reimbursement obligations provided for in this Agreement, or
(iii) the making or giving of any reports or notices required to be made or given under this Agreement, and Licensee fails to remedy any such default within thirty (30) days after written notice thereof by ARCH;

    (b) is in material breach of Sections 2.4, 3.3, 3.7, 4.3(c), 5.1, 5.4, 10.2(b) or 10.7 hereof, or Articles VIII or XI, and Licensee fails to remedy any such default within ninety (90) days after written notice thereof by ARCH;

    (c)  knowingly or wilfully makes any materially false report; or

    (d) shall commence a voluntary case as a debtor under the Bankruptcy Code of the United States or any successor statute (the "Bankruptcy Code"), or if an involuntary case shall be commenced against Licensee under the Bankruptcy Code and the petition in such case is not dismissed within 30 days of the commencement of the case, or if an order for relief shall be entered in such case, or if the same or any similar circumstance shall occur under the laws of any foreign jurisdiction.

    7.2. LICENSEE RIGHT TO TERMINATE. Licensee may terminate this Agreement at any time by written notice to ARCH, given at least ninety (90) days prior to the termination date specified in the notice.

    7.3. EFFECT OF TERMINATION.

    (a) In the event of the termination of this Agreement for any reason, whether by Licensee or ARCH, Licensee shall immediately cease and shall cause each of its Affiliates to immediately cease (i) using, making and having made the Inventions, the Technical Information and any Licensed Products or Combination Products derived therefrom, and shall return to ARCH, or deliver as ARCH directs, the Inventions and the Technical Information then in its possession, and (ii) selling any Licensed Products or Combination Products out of inventories accumulated by Licensee prior to the effective date of termination within sixty (60) days of such date.

                       CONFIDENTIAL TREATMENT REQUESTED


    (b) Notwithstanding the termination of this Agreement, the following provisions of this Agreement shall survive:

         (i)  Licensee's obligation to pay Royalties accrued or accruable;

         (ii) Licensee's obligations under Articles III, IV and XI, Sections 5.1, 5.2, 5.4 and, to the extent proceedings have been initiated,
         Section 6.2, and this Section 7.3(b); and

         (iii) any cause of action or claim of Licensee or ARCH, accrued or to accrue, because of any breach or default by the other party.

    7.4. EXPIRATION OF PATENT RIGHTS. This Agreement shall terminate upon the expiration of the last-to-expire patents of the Licensed Patent Rights, provided that ARCH's and Licensee's obligations under Sections 4.2 and 5.4 shall survive and continue in effect as provided in such Sections.

                                     ARTICLE VIII

                                     ADVERTISING

    Each party agrees not to use (and Licensee agrees to prohibit its Affiliates and sublicensees from using) the name of the other party (and, in the case of Licensee, the names of the University and the inventors of the Inventions) in any commercial activity, marketing, advertising or sales brochures except with the prior written consent of the other party, which such consent may be granted or withheld in such party's sole and complete discretion, PROVIDED that, with the prior written consent of ARCH not unreasonably withheld or delayed, Licensee may disclose (i) the names of ARCH, the University and the inventors) of the Inventions to banks, commercial finance institutions or prospective investors from which Licensee may attempt to obtain debt or equity financing, (ii) the identities of ARCH, the University and the inventor(s) of the Inventions and their respective connections to, and ownership interests in, the Inventions and the Licensed
Patent Rights, and (iii) the identity of [        ] in advertising and sales
materials.

                                      ARTICLE IX

                                  LATER DEVELOPMENTS

    9.1. ARCH hereby grants Licensee the right to negotiate to obtain, on the terms set forth in this Article IX, a license on any Later Developments, which license shall be on mutually agreeable terms.

                       CONFIDENTIAL TREATMENT REQUESTED


    9.2. ARCH shall notify Licensee of any Later Developments by a writing referring to this provision within ninety (90) days of learning of such Later Development, in sufficient detail to allow Licensee to evaluate the commercial potential of such Later Development. Licensee shall then have ninety (90) days after receipt of such disclosure to submit to ARCH a written offer to license the subject Later Developments on the terms set forth in Licensee's written offer. If Licensee shall fail to make such an offer within such period, its rights to obtain such Later Development shall be void, and Licensee shall have no interest in or right to such Later Development.

    9.3. If Licensee makes the offer described in Section 9.2 above, ARCH shall, within a period of ninety (90) days of the receipt of such offer, notify Licensee in writing of either (i) ARCH's acceptance of such offer, or (ii) ARCH's acceptance of a competing offer which is, taking into consideration the overall economic benefit to ARCH of Licensee's offer and the competing offer, deemed by ARCH to be materially more favorable to ARCH. If ARCH accepts Licensee's offer to license the subject Later Development, the license shall be on the terms set forth in the offer and otherwise on the terms and conditions set forth in this Agreement to the extent not inconsistent with the offer. If ARCH does not accept Licensee's offer, ARCH shall disclose to Licensee in said notice the basis for its decision, including the disclosure of the terms of the competing offer which ARCH deemed materially more favorable to ARCH.

                                      ARTICLE X

                                    MISCELLANEOUS

    10.1. GOOD FAITH EFFORTS. [                          ]

    10.2. ASSIGNMENT. (a) This Agreement may, at any time and upon sixty (60) days prior notice to Licensee, be assigned by ARCH without such assignment operating to terminate, impair or in any way change the rights which ARCH would have had, or any of the obligations or rights which Licensee would have had, if such assignment had not occurred, PROVIDED, however, that in no event shall ARCH assign this Agreement to any entity deemed by Licensee in the exercise of its reasonable discretion to be (i) an operating or research and development competitor of Licensee, or (ii) a financial investor entity (excluding any Affiliate of ARCH or the University) which owns a controlling interest in any entity described in (i) above. From and after the making of such assignment, the assignee shall be substituted for ARCH as a party hereto, and ARCH shall no longer be bound hereby, and shall have not further obligations hereunder.

    (b) This Agreement may be assigned by Licensee to an Affiliate of Licensee upon at least thirty (30) days prior

                       CONFIDENTIAL TREATMENT REQUESTED


written notice to ARCH, PROVIDED, that in no event shall such assignment relieve Licensee of its liability for the performance of Licensee's obligations hereunder, nor shall it deprive ARCH of its rights to terminate this Agreement or enforce its rights against Licensee or Licensee's assignee as specifically provided herein. This Agreement shall not be assigned by Licensee in any other circumstances without the prior written consent of ARCH,
[                                                      ]

    10.3. ENTIRE AGREEMENT, AMENDMENT AND WAIVER. This Agreement (including any schedules and exhibits attached) contains the entire understanding of the parties with respect to the subject matter hereof. This Agreement may be amended, modified or altered only by an instrument in writing duly executed by the parties hereto. The waiver of a breach hereunder may be effected only by a writing signed by the waiving party and shall not constitute a waiver of any other breach.

    10.4. NOTICES. Any notice or report required or permitted to be given or made under this Agreement by one of the parties hereto to the other shall be in writing and shall be given by personal delivery or by United States registered or certified mail, return receipt requested, addressed as follows:

    If to ARCH:         ARCH Development Corporation
                        1115-25 East 58th Street
                        Chicago, Illinois 60637
                        Attention: President

                        with a copy to:

                        Thomas M. Fitzpatrick, Esq.
                        Fitzpatrick Law Offices
                        20 North Wacker Drive
                        Chicago, Illinois 60606

    If to Licensee:     Vector Pharmaceuticals, Inc.
                        4009 Miranda Avenue, Suite 275
                        Palo Alto, CA 94304
                        Attention: President

    with a copy to:     Alan Mendelson, Esq.
                        Cooley, Godward, Castro, Huddleson &
                             Tatum
                        Five Palo Alto Square, 4th Floor
                        Palo Alto, CA 94306

or to such other address of which the intended recipient shall have notified the sender by a written notice given in accordance with the terms of this Section. Any notice under this Agreement shall be effective when received.

    10.5. SEVERABILITY. In the event that any one or more of the provisions of this Agreement should for any reason be held by any court or authority having jurisdiction over this Agreement, or either of the parties hereto, to be invalid, illegal or unenforceable, such provision or provisions shall be reformed to approximate as nearly as possible the intent of the parties, and the validity of the remaining provisions shall not be affected.

    10.6. GOVERNING LAW. The interpretation and performance of this Agreement shall be governed by the laws of the State of Illinois applicable to contracts made and to be performed in that state.

    10.7. MARKING. Licensee shall place in a conspicuous location on any Licensed Product (or its packaging where appropriate) made or sold under this Agreement, a patent notice in accordance with the laws concerning the marking of patented articles.

    10.8. IMPLEMENTATION. Each party shall, at the request of the other party, execute any document reasonably necessary to implement the provision of this Agreement.

    10.9. COUNTERPARTS. This Agreement may be executed in multiple counterparts, each of which when taken together shall constitute one and the same instrument.

    10.10 CAPTIONS. The captions used in this Agreement are for convenience only, and are not intended by the parties to be used in the construction or application of the terms hereof.

                                      ARTICLE XI

                                   EXPORT CONTROLS

    Neither Licensee nor ARCH shall (i) knowingly transfer, directly or indirectly, any controlled technical data obtained or to be obtained from the other party hereto to a destination outside the United States, or (ii) knowingly ship, directly or indirectly, any product produced using such controlled technical data to any destination outside the United States, in either case in violation of the U.S. Department of Commerce's Export Administration Regulations.

    IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized officers or representatives on the date first above written.


ARCH:                                  ARCH Development Corporation, an
                                       Illinois not-for-profit corporation


                                       By: /s/ S Tazauus
                                           ------------------------------------
                                            Its President
                                                -------------------------------

Licensee:                              Vector Pharmaceuticals, Inc., a
                                       California corporation

                                       By: /s/ L Reed
                                           ------------------------------------
                                            Its President
                                                -------------------------------

                       CONFIDENTIAL TREATMENT REQUESTED


                                      Schedule I

                           PATENTS AND PATENT APPLICATIONS

1.  [                                                 ]

2.  [                                                                  ]

3.  [                                            ]

4.  [                                            ]

5.  [                                 ]

6.  [                               ]

7.  [                                                                    ]

8.  [                                                                 ]

                       CONFIDENTIAL TREATMENT REQUESTED


                                     Schedule II

                  AGREEMENTS, ASSIGNMENTS, ENCUMBRANCES OR LICENSES



    Those agreements, assignments, encumbrances, licenses and rights granted
to [                ] pursuant to an Assignment Agreement attached hereto as
Exhibit 1 anticipated to be entered into between the University [ ]promptly following the execution of this Agreement.

                       CONFIDENTIAL TREATMENT REQUESTED


                                    EXHIBIT 1 TO
                                 LICENSE AGREEMENT


                                 ASSIGNMENT AGREEMENT


    ASSIGNMENT AGREEMENT dated as of this 26th day of June, 1992 between the UNIVERSITY OF CHICAGO, an Illinois not for profit corporation ("University") and
[    ] formerly known as [                ]

                                PRELIMINARY STATEMENT.

    The University and [     ] have previously entered into a Research
Agreement dated [              ] as amended ("Research Agreement"), pursuant
to which [     ] has funded certain University research.

    Several patent applications have been filed in the name of [     ]
covering inventions resulting from the research conducted at the University pursuant to the Research Agreement.

    [    ] desires to assign the rights to such patent applications to the
University, and the University desires to be assigned the rights to such patent applications.

    NOW THEREFORE, in consideration of the mutual promises and covenants contained herein and other good and valuable consideration, the receipt and
sufficiency of which is hereby acknowledged, the University and [      ]
agree as follows.

                                      AGREEMENT

    1. DEFINITIONS. For purposes of this Agreement, the following terms shall have the following meanings:

    "PATENT RIGHTS" shall mean each and every (a) patent application listed in Exhibit A attached hereto, together with any patents which issue from any such patent application, and (b) patent applications which are divisions, continuations, continuations-in-part, foreign counterparts, reissues, renewals, re-examinations, substitutions, or extensions of or to any patent applications or patents described in clause (a) of this sentence, together with patents that issue from such patent applications.

    "PATENT COSTS" shall mean the out of pocket expenses incurred by [    ] in
    connection with the preparation, filing, prosecution and maintenance of the patents under the Patent Rights, as documented in Exhibit B attached hereto.

    "START-UP COMPANY" shall mean a corporation with fewer than one hundred employees or less than three years of operations.

                       CONFIDENTIAL TREATMENT REQUESTED


    "ESTABLISHED CORPORATION" shall mean a corporation with one hundred or more employees and at least three years of operations.

    "VECTOR" shall mean the invention described as [         ] together with
any patents which issue from such patent application,     and patent
applications which are divisions, continuations, continuations-in-part, foreign counterparts, reissues, renewals, re-examinations, substitutions, or extensions of or to such patent application or patents, together with patents that issue from such patent applications.

    "[          ]" shall mean the invention described
    as [             ] and patent applications which are divisions,
    continuations, continuations-in-part,. foreign counterparts, reissues, renewals, re-examinations, substitutions, or extensions of or to such patent, together with patents that issue from such patent applications.

    2.   ASSIGNMENT AND TERMINATION. [             ] hereby assigns to the
University all of [              ] right, title and interest in and to the
Patent Rights, and disclaims and terminates all of right, title and interest in and to the Patent Rights.

    3.   CONTINGENCIES.

    (a)  If the University shall enter into a license agreement for any of
the Patent Rights with a third party, the University shall notify [    ] of
the name, address and contact name of the licensee under such license.

    (b) If the University shall enter into a license agreement for any of the Patent Rights with a Start-Up Company, the University shall include in such license agreement the following conditions, one of which licensee shall select prior to the date of first commercial sale of Licensed Products (as that term shall be defined in the license agreement):

    (i) that the licensee negotiate in good faith either a marketing or a
    research collaboration agreement with [   ] with respect to such Licensed
    Products;

    (ii) that the licensee reimburse [        ] (through the University)
    for [        ] Patent Costs with respect to the specific Patent Rights
    covered by the license within ninety (90) days of licensee's first commercial sale of any such Licensed Products.

    (c) If the University shall enter into a license agreement for any of the Patent Rights with an Established Corporation, the

                       CONFIDENTIAL TREATMENT REQUESTED


University shall include in such license agreement the condition that, upon
execution of the license agreement, licensee reimburse [          ] (through the
University) for [        ] Patent Costs with respect to the specific Patent
Rights covered by the license.

    (d) If the University executes a license agreement for the Vector, the University shall include in such agreement the requirement that upon the grant by such licensee of a nonexclusive sublicense of the Vector (which sublicense does not pertain to a research or development collaboration) , licensee shall
offer [       ] a sublicense on substantially the same terms.

    (e)  If the University shall enter into a license agreement with respect
to [                             ] the University shall pay to [  ]of any
fees or royalties that the University receives from the licensee under such license agreement.

    4. BOOKS AND RECORDS. The University shall keep accurate books and records of its income and receipts, and all expenses and disbursements,
related to the Patent Rights.  [      ] shall have the right to inspect only
the portions of such books and records which specifically relate to the contingencies listed in Section 3 above, at reasonable times and intervals
and upon reasonable notice, at [        ] expense.

    5.   REPRESENTATIONS AND WARRANTIES.

    (a)  [     ] hereby represents and warrants to the University as follows:

    (i)  [     ] has the full power and right to execute this Agreement, and
         this Agreement has been duly executed and delivered by [       ] and
         constitutes the legal, valid and binding obligation of [       ]
         enforceable against it in accordance with its terms, except to the extent that such enforceability (A) may be limited by bankruptcy, insolvency or other laws affecting the enforcement of creditors' rights generally, and (B) as to equitable relief, is subject to the discretion of the court before which any proceeding may be brought.

    (ii) This Agreement assigns all of [        ] right, title and interest in
         the Patent Rights to the University, and terminates all of [      ]
         right to license the-Patent Rights, and, except for the interest of
         [   ]created pursuant to this Agreement, [       ] has no other right,
         claim or interest in any of the Patent Rights.

    (iii) As of the date of this Agreement, none of the Patent Rights are subject to any agreements, assignments, encumbrances or restrictions; provided however, that

                       CONFIDENTIAL TREATMENT REQUESTED


         [       ] makes no representations as to persons or entities that may have rights to or in the Patent Rights as inventors or arising through the University.

    (iv) [       ] makes no product or other warranty except as expressly
         provided in this Agreement to the University of any kind, express or implied, including any implied warranty of fitness for use or for a particular purpose or for merchantability.

    (b)  The University hereby represents and warrants to [        ] that the
University has the full power and right to execute this Agreement, and this Agreement has been duly executed and delivered by the University and constitutes the legal, valid and binding obligation of the University, enforceable against it in accordance with its terms, except to the extent that such enforceability
(A) may be limited by bankruptcy, insolvency or other laws affecting the enforcement of creditors' rights generally, and (B) as to equitable relief, is subject to the discretion of the court before which any proceeding may be brought.

    6.   FURTHER ASSURANCES. [       ] agrees that, up on the written request
of the University at any time and from time"to time, [       ] shall execute
and deliver such other documents and take such other acts as the University shall reasonably request in order to effectuate, clarify or otherwise implement the agreements set forth in this Agreement, including without limitation, such documents and instruments of assignment or transfer as the University may deem appropriate to effectuate the assignment contemplated by this Agreement.

    7. LICENSING DECISIONS. Without prejudice to Section 3 hereof, all decisions as to the marketing and development of the Patent Rights, including without limitation, decisions relating to the future licensing or assignment of the Patent Rights, shall be made by the University in its sole and absolute discretion.

    8.   ASSIGNMENT.  This Agreement shall be binding upon and shall inure to
the benefit of the successors or assigns of the University and [        ] as
the case may be.  [         ] acknowledges that the University shall have the
right to assign all of the Patent Rights, and all of its rights and obligations under this Agreement, to ARCH Development Corporation ("ARCH"), an affiliate controlled by the University, in which event all such rights and
obligations shall be rights and obligations of ARCH, and [               ]
shall look to ARCH, and not the University, for the performance thereof.

    9. TERM. This Agreement shall be in effect until the last expiration date of any of the Patent Rights provided that the University's obligations to make the payments described in

                       CONFIDENTIAL TREATMENT REQUESTED


Section 3 hereof shall terminate as to any particular Patent Right(s) at such time as such Patent Right(s) shall expire.

    10.  NONDISCLOSURE AND NON-USE.  [       ] agrees not to publish or
disclose any information to any third persons about the Patent Rights, or any rights relating thereto, except to inform such third persons that all inquiries relating to such Patent Rights should be directed to ARCH.
[        ] further agrees not to use the Patent Rights without the prior
written consent of the University, provided that [        ] may use the
Patent Rights for non-commercial research purposes, or pursuant to Sections 3(b) - 3(d) of this Agreement.

    11. GOVERNING LAW. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Illinois applicable to contracts entered into between Illinois residents to be performed solely in Illinois.

    12. NOTICE. Any payment, notice or other communication required or desired to be made to either party hereunder shall be made or given to the following address:

    If to [       ]        [



                                     ]

    If to University:        c/o ARCH Development Corporation
                             1115-25 East 58th Street
                             Chicago, Illinois 60637
                             Attention: President

    Either party may change its address for notice by notice to the other party in accordance with this Section 12. All notices shall be deemed effective on the date received.

    IN WITNESS WHEREOF, [            ] and the University have caused this
Agreement to be executed as of the day and year first above written.

                             THE UNIVERSITY OF CHICAGO


                             By: /s/ Fred Clifford
                                 -------------------------------------
                                  Its: Director of Special Payouts
                                       -------------------------------

                           [

                                 ]

                             By: /s/
                                 -------------------------------------
                                  Its:
                                       -------------------------------

                       CONFIDENTIAL TREATMENT REQUESTED



                                      EXHIBIT A

[                                                                              ]


Foreign counterparts of the above applications are also included.

                       CONFIDENTIAL TREATMENT REQUESTED


                                      EXHIBIT B

                       TOTAL U.S. & INTERNATIONAL PATENT COSTS

[                                                                              ]